UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                          NATIONAL CITY BANCORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________

     [_]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611



                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2001

                               ------------------



TO THE STOCKHOLDERS OF NATIONAL CITY BANCORPORATION:

     Please take notice that the Annual Meeting of Stockholders of National City Bancorporation will be held, pursuant to due call by the Board of Directors of the Company, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 18, 2001 at 11:00 a.m., or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect five persons to the Board of Directors for terms ending in 2003.

     2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     Pursuant to due action of the Board of Directors, stockholders of record on February 23, 2001 will be entitled to vote at the meeting or any adjournments or postponements thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                        By Order of the Board of Directors

                                        NATIONAL CITY BANCORPORATION

                                        /s/ Thomas J. Freed

                                        THOMAS J. FREED,
                                        SECRETARY

March 23, 2001

                                 PROXY STATEMENT
                                       OF

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611



                               ------------------

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 APRIL 18, 2001

                               ------------------



                               PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National City Bancorporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 18, 2001, at 11:00 a.m., at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was March 23, 2001. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and at any adjournments or postponements thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on February 23, 2001 will be entitled to vote at the meeting or any adjournments or postponements thereof. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee to the Board of Directors identified below. In order to be elected a director of the Company, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "against" a nominee.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only one class of voting securities, common stock, $1.25 par value, of which 8,473,137 shares were outstanding as of the close of business on the record date, February 23, 2001. Each share of the Company's common stock is entitled to one vote.

     The following table sets forth, as of February 23, 2001, all persons known by the Company to be the owner, of record or beneficially, of more than five percent of the issued and outstanding common stock of the Company, for each of the executive officers named in the Summary Compensation Table and for all executive officers and directors as a group. David L. Andreas and Robert L. Olson are directors of the Company.

                                                  SHARES
             NAME AND ADDRESS                  BENEFICIALLY      PERCENT
           OF BENEFICIAL OWNER                     OWNED         OF CLASS
     -------------------------------           ------------      --------

     David L. Andreas                             627,516(1)        7.4
      P.O. Box E1919
      Minneapolis, Minnesota 55480

     Dorothy Inez Andreas                       1,716,408(2)       20.3
      P.O. Box 728
      Mankato, Minnesota 56001

     Dwayne O. Andreas                            614,710(3)        7.3
      P.O. Box 728
      Mankato, Minnesota 56001

     Lowell W. Andreas                            853,358(4)       10.1
      P.O. Box 728
      Mankato, Minnesota 56001

     Thomas J. Freed                               12,526(5)         *

     Robert L. Olson                               16,032(6)         *

     Dimensional Fund Advisors, Inc.              527,613           6.2
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California 90401

     All executive officers and                 1,020,405          12.0
      directors as a group (16 persons)

-----------------------
    *Less than one percent.

(1) President and Chief Executive Officer of the Company. See footnote (1) to the table under the heading "Election of Directors."

(2) Includes 29,842 shares held as sole or co-trustee of trusts for members of Mrs. Andreas' family, in which Mrs. Andreas disclaims beneficial ownership. Does not include 614,710 shares beneficially owned by spouse, Dwayne O. Andreas, in which Mrs. Andreas disclaims beneficial ownership. See footnote
     (3).

(3) Represents shares held as sole or co-trustee of trusts for members of Mr. Andreas' family, in which Mr. Andreas disclaims beneficial ownership. Does not include 1,716,408 shares beneficially owned by spouse, Dorothy Inez Andreas, in which Mr. Andreas disclaims beneficial ownership. See footnote
     (2).

(4) Included in the shares beneficially owned by Lowell W. Andreas are 499,090 shares reported as beneficially owned by David L. Andreas.

(5) Secretary and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of National City Bank of Minneapolis.

(6) President and Chief Executive Officer of Diversified Business Credit, Inc. and member of the Company's Board of Directors.

                              ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the 2001 Annual Meeting of Stockholders, five directors are to be elected to serve until the 2004 Annual Meeting or until their successors are elected and qualified. The five nominees are currently serving as directors and have consented, if elected, to serve a new term. Management proposes for election to the Board of Directors the nominees listed below:

                                                                                                   SHARES
                                         PRINCIPAL OCCUPATION, BUSINESS                         BENEFICIALLY
                                      EXPERIENCE DURING PAST FIVE YEARS AND      DIRECTOR        OWNED AS OF        PERCENT
NAME AND AGE                            DIRECTORSHIPS IN PUBLIC COMPANIES          SINCE      DECEMBER 31, 2000     OF CLASS
------------                       ------------------------------------------    --------     -----------------     --------
NOMINEES

David L. Andreas (52)              President and Chief Executive Officer of       1980             627,516(1)         7.4
                                   the Company since 1998; Chairman of the
                                   Board and Chief Executive Officer of the
                                   Company from 1987 to 1998. President
                                   and Chief Executive Officer of National
                                   City Bank of Minneapolis since
                                   September 1994. From 1991 through
                                   September 1994, Mr. Andreas was
                                   Chairman of the Board of National City
                                   Bank of Minneapolis

Robert L. Olson (55)               President and Chief Executive Officer of       1998              16,032               (2)
                                   Diversified Business Credit, Inc.

Roger H. Scherer (65)              Chairman of the Board of Scherer               1990               5,491               (2)
                                   Brothers Lumber Co., former President
                                   and Chief Executive Officer of Scherer
                                   Brothers Lumber Co.

Michael J. Boris (54)              Private investor and consultant since          1998               1,446               (2)
                                   August, 1997. From 1981 to 1997,
                                   Mr. Boris served in various finance
                                   officer positions with Medtronic, Inc.

Esperanza Guerrero-Anderson (56)   President, Chief Executive Officer and         1998                 256               (2)
                                   director of Milestone Growth Fund, Inc.

CONTINUING DIRECTORS

Terry L. Andreas (58)              Chairman of the Board of the School for        1987*            260,859            3.1
                                   Field Studies, Beverly, Massachusetts

Sharon N. Bredeson (59)            President, Chief Executive Officer and         1998*                321               (2)
                                   director of Staff-Plus, Inc.

James B. Goetz, Sr. (64)           President, Chief Executive Officer and         1998*              3,339(3)            (2)
                                   director of Goetz Companies in Portage,
                                   Wisconsin

John H. Daniels, Jr. (53)          Partner in the law firm of Willeke &           1982**             3,846               (2)
                                   Daniels, Minneapolis, Minnesota

Wendell R. Anderson (68)           Of counsel to the law firm of Larkin,          1980**               100               (2)
                                   Hoffman, Daly & Lindgren Ltd.,
                                   Minneapolis, Minnesota. Mr. Anderson is
                                   a director of Fingerhut Corporation,
                                   Turbolyne Technologies, Inc. and Ecos
                                   Group, Inc.

                                                                                                   SHARES
                                         PRINCIPAL OCCUPATION, BUSINESS                         BENEFICIALLY
                                      EXPERIENCE DURING PAST FIVE YEARS AND      DIRECTOR        OWNED AS OF        PERCENT
NAME AND AGE                            DIRECTORSHIPS IN PUBLIC COMPANIES          SINCE      DECEMBER 31, 2000     OF CLASS
------------                       ------------------------------------------    --------     -----------------     --------
David C. Malmberg (58)             Mr. Malmberg has served as the                 1994**            10,842               (2)
                                   Non-executive Chairman of the Board of
                                   National City Bank of Minneapolis since
                                   September 1994 and non-executive
                                   Chairman of the Board of the Company
                                   and Diversified Business Credit, Inc.
                                   since 1998. Mr. Malmberg is the
                                   Chairman of the Board of Directors and
                                   former President and Chief Executive
                                   Officer of Fieldworks, Inc. Since 1994, Mr.
                                   Malmberg has been the President of
                                   David C. Malmberg, Inc., a management
                                   consulting and investment management
                                   firm. Mr. Malmberg is also the
                                   Non-executive Chairman of the Board of
                                   Three five Systems, Inc. and a director of
                                   PPT Vision, Inc.

Walter E. Meadley, Jr. (68)        Mr. Meadley was Vice Chairman of the           1990**            18,083(4)        (2)
                                   Board of National City Bank of
                                   Minneapolis from September 1994 to
                                   December 1995. Prior to September 1994,
                                   Mr. Meadley was President and Chief
                                   Executive Officer of National City Bank
                                   of Minneapolis.

-----------------------
(1) Includes 107,747 shares held as co-trustee of trusts for members of David Andreas' family and in which he disclaims beneficial ownership.

(2) Represents less than one percent of the outstanding shares of the Company's common stock.

(3) Includes 2,500 shares owned by Goetz Companies, a corporation owned and managed by Mr. Goetz.

(4) Includes 10,088 shares held for Mr. Meadley by the Company's Incentive Savings Plan.

    *Term as director expires in 2003.

   **Term as director expires in 2002.

     Terry L. Andreas is David L. Andreas' first cousin.

     The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

     C. Bernard Jacobs, a director whose term would have expired on the date of the Annual Meeting, passed away on February 10, 2001.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless otherwise specified; provided, however, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation earned for each of the last three fiscal years by the Chief Executive Officer of the Company and each of the executive officers of the Company and its subsidiaries whose salary and bonus earned in 2000 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION ($)
                                           -----------------------------
                NAME AND                                                          ALL OTHER
           PRINCIPAL POSITION              YEAR     SALARY(1)     BONUS     COMPENSATION ($)(2)
----------------------------------------   ----     ---------     ------    -------------------
David L. Andreas,                          2000      281,400      92,337           18,396
 President and Chief Executive Officer     1999      271,656      80,736           20,450
 of the Company and President and          1998      263,000          --           18,663
 Chief Executive Officer of National
 City Bank of Minneapolis

Thomas J. Freed,                           2000      135,400      35,575            4,062
 Secretary and Chief Financial Officer     1999      127,450      25,133            3,823
 of the Company, and Senior Vice           1998      122,500          --            3,667
 President and Chief Financial Officer
 of National City Bank of Minneapolis

Robert L. Olson,                           2000      310,000     414,604            5,100
 President and Chief Executive Officer     1999      310,000     606,811            4,800
 of Diversified Business Credit, Inc.      1998      310,000     572,755            4,800

-----------------------
(1) The amounts shown as salary include amounts deferred by the executive officer into the Company's Incentive Savings Plan, which permits investment of such amounts in the Company's Common Stock.

(2) Other compensation amounts for 2000 included $5,100 for Mr. Andreas, $5,100 for Mr. Olson, and $4,062 for Mr. Freed as Company matching contributions to its Incentive Savings Plan; $13,296 as the value of benefits for Mr. Andreas, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement.


EMPLOYMENT AGREEMENT

     Mr. Olson is employed as the President and Chief Executive Officer of Diversified Business Credit, Inc. pursuant to a non-cancelable employment agreement (the "Agreement") which expires on December 31, 2001. Under the Agreement, Mr. Olson is entitled to a minimum annual salary of $280,000 and an annual bonus equal to five percent of the "pre-tax profits" of Diversified Business Credit, Inc. for the applicable fiscal year. The term "pre-tax profits" is defined in the Agreement as income before income taxes determined in accordance with generally acceptable accounting principles ("GAAP"), except that in lieu of a provision for loan losses calculated under GAAP, earnings are reduced by the aggregate amount of outstanding loan balances and accrued interest receivable deemed specifically identified for charge-off by the Board of Directors of Diversified Business Credit, Inc.


PENSION PLAN

     Effective January 1, 1995, the Company's Pension Plan was amended to provide a new type of defined benefit, commonly known as a "cash balance" formula. Under such formula, pension benefits are based on an employee's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 1995, each employee's benefits accrued under the previous formula were converted to an amount equal to their actuarial present value. That amount became the employee's hypothetical account balance.

     Such balance (if any) is increased after January 1, 1995, by hypothetical annual allocations at the end of each subsequent year of Company service equal to a specified percentage of the employee's compensation. The annual allocation percentage is between one and one-half percent and six percent, depending on the sum of the employee's age and Company service. A similar percentage is allocated for any of the employee's compensation that exceeds the taxable wage base for Social Security taxes. The hypothetical account is also increased by hypothetical interest for each year until the benefit is paid, at the greater of six percent annually or a variable index rate based on certain U.S. Treasury securities. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of a life annuity selected by the employee.

     Under the Pension Plan's current formula, the estimated annual benefit payable upon retirement at age 65 for Mr. Andreas, Mr. Freed and Mr. Olson is $89,757, $62,173 and $53,083, respectively.

     The Pension Plan also provides that certain employees will receive an annual benefit under the old formula if that amount is larger than their benefits under the new formula. The employees eligible for this treatment are those who have either attained age 55 and completed ten years of Company service, or attained age 45 and completed twenty years of Company service as of January 1, 1995. Mr. Freed qualifies for this treatment. The projected annual benefit payable to Mr. Freed upon retirement at age 65 is $78,491 under the Pension Plan's old formula.

     The following table shows the estimated annual benefit payable upon retirement at age 65 to Mr. Freed, for various combinations of final average salary and years of service under the Pension Plan's old formula.


                          QUALIFIED PENSION PLAN TABLE

                              ESTIMATED ANNUAL RETIREMENT BENEFIT
            FINAL                       YEARS OF SERVICE
           AVERAGE    ----------------------------------------------------
           SALARY        15         20         25         30         35
          --------    -------    -------    -------    -------    --------
          $100,000    $26,577    $35,436    $44,295    $53,157    $ 58,154
           135,000     37,077     49,436     61,795     74,154      80,904
           170,000     47,577     63,436     79,295     95,154     103,654

     For purposes of the old formula under the Pension Plan, final average salary is based on the "salary" and "bonus" amounts shown in the Summary Compensation Table for the highest five consecutive years within the last ten consecutive years which produce the highest average. However, beginning in 1994, any of such combined "salary" and "bonus" amounts that exceed $160,000 in any year is excluded from final average salary. The $160,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. The table assumes the executive had reached age 65 on January 1, 2000. Benefits under the old Pension Plan formula are computed as an annuity for a single life, and are not subject to any deduction for Social Security benefits or other offset amounts.

     At December 31, 2000, Mr. Freed's amount of final average salary and number of year's service was $149,684 and 32, respectively.


SALARY CONTINUATION PLAN

     As a supplement to the Pension Plan, the Company has adopted a Salary Continuation Plan pursuant to agreements with certain officers of the Company and its subsidiaries. Under the Salary Continuation Plan, an officer will be entitled to a stated annual benefit equal to 50 percent of the officer's current salary for a period of 15 years (i) upon retirement from the Company after attaining age 65, or (ii) upon attaining age 65 if his or her employment had been previously terminated due to disability. In the event the executive dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.

     If an executive's employment is terminated voluntarily, or involuntarily for cause, prior to attaining age 65, no salary continuation benefits shall be owing to the executive unless the executive is eligible for early retirement, because he or she has attained age 55 and has been employed for at least ten years. In this event the executive shall be paid a reduced annual benefit beginning at age 65, or an earlier benefit that is reduced further and payable upon termination. In the event the executive's employment is terminated as a result of a "change in control" of the

Company as defined in the plan, the executive will be entitled to a reduced annual benefit pursuant to the early retirement terms of the plan, notwithstanding that the executive is under age 55 or has not been employed by the Company for ten years.

     David L. Andreas, Thomas J. Freed and Robert L. Olson have entered into Salary Continuation Plan agreements with the Company that currently provide annual benefits at age 65 of approximately $140,700, $67,700 and $155,004, respectively.


CHANGE IN CONTROL AGREEMENTS

     In October 1995, certain officers of the Company and its subsidiaries (each, an "Officer"), including Mr. Freed, entered into agreements with the Company that provide for the payment of specified benefits if, within two years after a "change in control," the Company or its successor terminates the employment of the Officer for a reason other than death, disability or "cause" (as defined therein), or if the Officer elects to terminate his employment for "good reason" (as defined therein). In general, these agreements provide that a "change in control" will be deemed to have occurred if any person becomes the beneficial owner of 30 percent or more of the combined voting power of the outstanding securities of the Company or National City Bank of Minneapolis, unless (a) the person owned at least five percent of that voting power on October 25, 1995, or (b) the Company is the surviving corporation in a merger and a majority of the Company's Board of Directors remain in office after the merger. The terms of Mr. Freed's agreement provide that he will receive an amount equal to one and one-half times the sum of his base salary and the amount that he would otherwise earn for the current fiscal year under any executive compensation plan.


DIRECTORS FEES

     If a Director of the Company or its subsidiaries is an employee of one of them, the Director receives no added compensation or fees for service as a Director. Each Director of the Company who is not such an employee receives a $6,000 annual retainer plus $500 for each board meeting attended. In addition, each non-employee director receives fees of $500 for committee meetings attended. David C. Malmberg also receives an additional $25,000 annual retainer for service as Non-executive Chairman of the Board of the Company and its subsidiaries. Non-employee directors receive no other forms of compensation from the Company for service as Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Management Development and Compensation Committee consists of Roger H. Scherer, Sharon N. Bredeson, John H. Daniels, Jr., David C. Malmberg and James B. Goetz, Sr. Mr. Scherer is the Chairman of the Board of Scherer Brothers Lumber, which is a customer of National City Bank of Minneapolis. Mr. Scherer is also a customer of National City Bank of Minneapolis. Mr. Daniels is a partner in the law firm of Willeke & Daniels, which is a customer of National City Bank of Minneapolis. Goetz Companies, a corporation principally owned and controlled by Mr. Goetz, is a customer of National City Bank of Minneapolis. All loans to Scherer Brothers Lumber, Mr. Scherer, Willeke & Daniels and Goetz Companies were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


BOARD MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors, consisting solely of non-employee directors, has provided the following report on executive compensation:

     The Company's compensation program is designed (a) to attract, retain and motivate highly talented individuals through a combination of base pay and performance-based incentive awards; (b) to enhance the identity of the employees' interests with the interests of the Company's stockholders; and (c) to reward individual performance based on the achievement of the Company's financial goals and strategic objectives. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of financial institutions of a size similar to the Company. The Committee believes that such institutions, in light of their similarity to the Company, are potential competitors for the executive talent National City Bancorporation and its subsidiaries seek to attract and retain.

     As described on page 5 of this Proxy Statement, Mr. Olson's entire annual compensation is determined pursuant to the terms of his employment contract with Diversified Business Credit, Inc.

     BASE SALARIES. Salaries of the Company's executives are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace for that position and a salary is assigned to the executive within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. Salaries for the Company's chief executive officer and its other executive officers are reviewed and approved by the Committee. During 2000, both Mr. Andreas and Mr. Freed received nominal increases in their base salaries.

     ANNUAL INCENTIVE COMPENSATION. National City Bank has a management incentive plan based on the subsidiary's net income performance relative to the annual budget. The plan provides for incentive payouts beginning at 90 percent of budget, with increased incentives beyond budget levels. Payouts are a percentage of base salary, and participation levels vary by management position. Mr. Andreas and Mr. Freed receive incentive payments of 30 percent and 20 percent, respectively, when the subsidiary attains net income performance equal to budget. During 2000, both Mr. Andreas and Mr. Freed received incentive accruals awarded in 2001.



                    SUBMITTED BY THE MANAGEMENT DEVELOPMENT
                        AND COMPENSATION COMMITTEE OF THE
                         COMPANY'S BOARD OF DIRECTORS:

   Sharon N. Bredeson          Roger H. Scherer         David C. Malmberg
   James B. Goetz Sr.          John H. Daniels, Jr.

                       COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on National City Bancorporation common stock over the last five fiscal years with the cumulative total return on the Standard & Poors 500, the SNL $500M-$1B Bank Index which includes 96 institutions and the SNL $1B-$5B Bank Index which includes 124 institutions.


                            TOTAL RETURN PERFORMANCE

                               [PLOT POINTS CHART]

                                                       PERIOD ENDING
                              ---------------------------------------------------------------
INDEX                         12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
-----                         --------   --------   --------   --------   --------   --------
National City Bancorporation   100.00     107.42     167.98     164.42     109.26     111.26
S&P 500                        100.00     122.86     163.86     210.64     254.97     231.74
SNL $500M - $1B Bank Index     100.00     125.01     203.22     199.81     184.96     177.04
SNL $1B - $5B Bank Index       100.00     129.63     216.19     215.69     198.23     224.95

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Certain directors of the Company are at present, as in the past, customers of the Company's subsidiaries and have obtained and expect to obtain loans from these subsidiaries in the ordinary course of business. In addition, some of the directors of the Company are at present, as in the past, also officers, directors, principal stockholders or affiliated with businesses that are customers of these subsidiaries and that have had and expect to obtain loans from these subsidiaries in the ordinary course of business. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


                          BOARD AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Company. The Audit Committee currently consists of Michael J. Boris, John H. Daniels, Jr., Roger
H. Scherer,

Wendell R. Anderson and Esperanza Guerrero-Anderson. The Board of Directors has determined that each member of the Audit Committee is an "independent director," as such term is defined by Section 4200(a) (13) of the National Association of Securities Dealers listing standards. The Board of Directors has determined further that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has experience in finance and accounting matters. The Charter adopted by the Audit Committee is reproduced as Exhibit A to this proxy statement.

     The Audit Committee held meetings with the Company's internal auditors and independent public accountants, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, and the evaluations of the Company's internal controls, and the overall quality of the Company's financial reports.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees.

     With respect to independence, the Audit Committee has received the written disclosures from the independent public accountants required by the Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and has discussed with the independent public accountants their independence and has considered the compatibility of non-audit services rendered by the independent public accountants with their independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of Ernst & Young LLP for the 2001 fiscal year and (ii) that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.


                        SUBMITTED BY THE AUDIT COMMITTEE
                       OF THE COMPANY'S BOARD OF DIRECTORS

Michael J. Boris               John H. Daniels, Jr.       Wendell R. Anderson
Esperanza Guerrero-Anderson    Roger H. Scherer

                            PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its executive offices on or before November 23, 2001.

     With respect to a stockholder proposal which the stockholder has not sought to include in the Company's proxy statement, notice of such proposal must be provided to the Company by February 6, 2002 or management proxies will be allowed to use their discretionary voting authority when the proposal is raised in the meeting.


                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five meetings during the last fiscal year. The Company has an Audit Committee and a Management Development and Compensation Committee but does not have a Nominating Committee of the Board of Directors.

     The Company's Audit Committee, which consists of Wendell R. Anderson, John
H. Daniels, Jr., Roger H. Scherer, Michael J. Boris and Esperanza
Guerrero-Anderson, met four times during the past fiscal year. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagements, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Management Development and Compensation Committee, which consists of David C. Malmberg, Roger H. Scherer, Sharon N. Bredeson, John H. Daniels, Jr. and James B. Goetz, Sr. met on one occasion during the last fiscal year. The Management Development and Compensation Committee reviews the Company's remuneration policies and practices, and makes recommendations to the Board in connection with all compensation matters affecting the Company.

     With the exception of Mr. Jacobs, each member of the Board of Directors attended at least 75 percent of the meetings held by the Board and committees on which such member served during the year.


AUDITORS

     Ernst & Young LLP has been the independent accountants for the Company since October 1993, and is expected to be retained for the year ending December 31, 2001. A representative of Ernst & Young LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

     Audit fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2000 aggregated $91,200. The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation. Ernst & Young LLP billed the Company $137,500 for other services performed during the year ended December 31, 2000, including without limitation tax compliance, tax consulting, internal auditing and employee benefit plan audits.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.


SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Solicitation other than by mail may be made by officers or regular employees of the Company by personal telephone solicitation, the cost of which is expected to be nominal. Georgeson Shareholder Communications, Inc. has been retained by the Company to assist in solicitation of proxies at a fee not to exceed $4,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so.

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        NATIONAL CITY BANCORPORATION

                                        /s/ Thomas J. Freed

                                        Thomas J. Freed,
                                        SECRETARY

                                                                       EXHIBIT A


                         CHARTER OF THE AUDIT COMMITTEE
                               BOARD OF DIRECTORS
                          NATIONAL CITY BANCORPORATION


AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors of National City Bancorporation to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     * Monitor the integrity of the Company's (including all subsidiaries) financial reporting process and systems of internal controls regarding finance, accounting, regulatory, and legal compliance.

     * Monitor the independence and performance of the Company's independent auditors and internal auditing team, and the Board of Directors.

     * Provide an avenue of communication among the independent auditors, management, the internal auditing team, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.


AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the National Association of Securities Dealers and FDIC Improvement Act of 1991. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     The Board shall appoint Audit Committee members and designate a Committee Chair.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the manager of the internal audit team, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.


AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Prior to releasing the year-end earnings, discuss results of the audit with the independent auditors. Review the Company's annual audited financial statements, to be included in the Annual Report on Form 10-K, prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with management, independent auditors, and internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing team together with management's responses.

     4. Review with management and the independent auditors the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements, including the quarterly report on Form 10-Q, prior to filing or distribution. Discuss any significant items required to be communicated by the independent auditors. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT AUDITORS

     5. The independent auditors are ultimately accountable to the Audit committee and the Board of Directors. The Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence.

     7. Review the independent auditor's engagement letter and audit plan. Discuss scope, staffing, location, reliance upon management and internal audit, and the general audit approach.

INTERNAL AUDIT TEAM

     8. Review and approve the independent review plan and changes in independent review plan. Review and approve resources to execute the plan.

     9. Receive and review all reports prepared by the internal audit team together with management's response and follow-up to these reports.

     10. Receive and review all reports of examination from regulatory agencies together with management's response and follow-up to these reports.

OTHER COMMITTEE RESPONSIBILITIES

     11. Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     12. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     13. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                          NATIONAL CITY BANCORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 18, 2001

     The undersigned, a stockholder of National City Bancorporation (the "Company"), hereby appoints David L. Andreas and Thomas J. Freed, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of National City Bancorporation to be held at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 18, 2001, at 11:00 a.m., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:

1.  ELECTION OF   [ ] FOR all nominees (except as      [ ] WITHHOLD AUTHORITY
    DIRECTORS:        marked to the contrary below)        to vote for all
                                                           nominees listed below

              DAVID L. ANDREAS, ROBERT L. OLSON, ROGER H. SCHERER,
                MICHAEL J. BORIS AND ESPERANZA GUERRERO-ANDERSON

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

    ----------------------------------------------------------------------------
2. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

           (Continued, and TO BE DATED AND SIGNED on the reverse side)

                           (continued from other side)

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors.


                                        Dated ____________________________, 2001



                                        ________________________________________


                                        ________________________________________
                                        (STOCKHOLDER MUST SIGN EXACTLY AS THE
                                        NAME APPEARS AT LEFT. WHEN SIGNED AS A
                                        CORPORATE OFFICER, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.,
                                        PLEASE GIVE FULL TITLE AS SUCH. BOTH
                                        JOINT TENANTS MUST SIGN.)